UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 5, 2004 (May 5, 2004)

National Health Realty, Inc.
(Exact name of Registrant as specified in its charter)

Maryland
(State or Other Jurisdiction of Incorporation)

333-37173	52-2059888
(Commission File No.)	(IRS Employer
Identification Number)

100 Vine Street, Suite 1402
Murfreesboro, TN 37130
(Address of principal executive offices, including zip code)

(615) 890-2020
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

On May 5, 2004, National Health Realty, Inc. released its earnings for the first quarter of 2004.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Health Realty, Inc.

By: /s/ W. Andrew Adams
Name: W. Andrew Adams
Title: Chief Executive Officer

By: /s/ Donald K. Daniel
Name: Donald K. Daniel
Title: Principal Accounting Officer
Date: May 6, 2004

Exhibit Index

Number	Exhibit
99	Press release, dated May 5, 2004

EXHIBIT 99

For Release: May 5, 2004

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-9100 ext. 1221

NHR reports first quarter income

MURFREESBORO, Tenn. -- National Health Realty, Inc., (AMEX: NHR) a long-term health care real estate investment trust, announced net income for the quarter ended March 31 of $3,104,000 compared to $2,741,000 last year.

For the three months ended March 31, per share basic and diluted net income was 32 cents, compared to 29 cents and 28 cents, basic and diluted, for the first quarter last year. Basic and diluted funds from operations were 46 cents per share basic and 45 cents per share, diluted, compared to 43 cents per share, basic and diluted, last year. Revenues for the quarter totaled $5,512,000 compared to $6,046,000 last year.

During the quarter we prepaid 100% of our 3.1%, $31,175,000 credit facility debt with proceeds from the collection of $30,384,000 of our 10.25% notes receivable.

The prepayment of the notes receivable and the credit facility debt will reduce our net income for the difference between the interest rates of each instrument. This income reduction, however, should be significantly offset by reduced principal amortization required on our long-term debt. NHR's quarterly common stock dividend of 33.25 cents per share is expected to remain unchanged as a result of these events.

NHR owns the real property of 16 skilled nursing facilities, six assisted living centers and one retirement center. NHR also owns first and second mortgage notes totaling $13.9 million. These notes are secured by operating skilled nursing facilities and other health care properties. The company trades on the American Stock Exchange with the symbol NHR.

Statements in this press release that are not historical facts are forward looking statements. NHR cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHR's best judgment as of the date of this release.

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Page 2 NHR earnings

Condensed Statements of Income
(in thousands except share and per share amounts)	Three Months Ended March 31
	2004	2003
Revenues:
Rental income	$4,340	$4,358
Mortgage interest income	1,070	1,584
Investment interest and other income	102	104
	5,512	6,046
Expenses:
Interest	328	1,049
Depreciation of real estate	1,491	1,590
Amortization of loan costs	8	116
General and administrative	189	203
	2,016	2,958

Income before minority interest in consolidated
subsidiaries	3,496	3,088
Minority interest in consolidated subsidiaries	392	347
Net Income	$3,104	$2,741

Net income per common share:
Basic	$.32	$.29
Diluted	$.32	$.28

Funds from operations:
Basic	$4,425	$4,151
Diluted	$4,425	$4,151

Funds from operations per share:
Basic	$.46	$.43
Diluted	$.45	$.43

Weighted average common share:
Basic	9,590,588	9,570,323
Diluted	9,814,093	9,733,252

Common dividends declared	$.3325	$.3325

Balance Sheet Data	March 31	Dec. 31
(in thousands)	2004	2003
Real estate properties, net	$125,440	$126,931
Mortgages receivable	13,861	44,595
Long-term debt	16,646	47,820
Stockholders' equity	115,489	114,242

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Page 3 NHR earnings

Reconciliation of Funds From Operations (1)

The following table reconciles net income applicable to common stockholders to funds from operations applicable to common stockholders:

Three Months Ended
March 31
	2004	2003
(in thousands)
Net income applicable to common stockholders'	$3,104	$2,741
Adjustments:
Real estate depreciation	1,491	1,590
Minority interest in NHR/OP, L.P. share of add back for
real estate related depreciation	(170)	(180)
Funds from operations applicable to common stockholders	$4,425	$4,151

Basic funds from operations per share	$.46	$.43
Diluted funds from operations per share	$.45	$.43

Weighted average shares:
Basic	9,590,588	9,570,323
Diluted	9,814,093	9,733,252

(1)We believe that funds from operations is an important supplemental measure of operating performance. We, therefore, disclose funds from operations, although it is a measurement that is not defined by accounting principles generally accepted in the United States. We generally use the National Association of Real Estate Investment Trusts (NAREIT) measure of funds from operations. We define funds from operations as income before extraordinary items adjusted for certain non-cash items, primarily real estate depreciation, less gains/losses on sales of facilities. Our measure may not be comparable to similarly titled measures used by other REITs. Consequently, our funds from operations may not provide a meaningful measure of our performance as compared to that of other REITs. Funds from operations does not represent cash generated from operating activities as defined by accounting principles generally accepted in the United States (funds from operations does not include changes in operating assets and liabilities) and, therefore, should not be considered as an alternative to net income as the primary indicator of operating performance or to cash flow as a measure of liquidity.

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Page 4 NHR earnings

National Health Realty, Inc. Portfolio Summary March 31, 2004

Portfolio Summary	Investment
	Properties	Investment	Percentage
Equity Ownership	23	125,440,000	90%
Mortgage Loan Receivables	5	$ 13,861,000	10%
Total Real Estate Portfolio	28	$ 139,301,000	100%

Equity Ownership	Properties	Beds	Investments

Nursing Homes	16	1,908	$ 76,693,000
Assisted Living	6	488	33,836,000
Retirement Homes	1	58	14,911,000
	23	2,454	$ 125,440,000

Mortgage Loan Receivables	Properties	Beds	Investment

Nursing Homes	5	714	$ 13,861,000

		Percentage of	Total
Summary of Facilities By Type:	Properties	Total Dollars	Dollars
Nursing Homes	21	65.01%	$ 90,554,000
Assisted Living	6	24.29%	33,836,000
Retirement Homes	1	10.70%	14,911,000
	28	100.00%	$ 139,301,000

Summary of Facilities By State:
						Percent
			Asst.	Retire-	Investment	Total
		LTC	Living	ment	Amount	Portfolio
1	Florida	8	3		62,542,000	44.90%
2	Tennessee	2	2	1	35,922,000	25.79%
3	South Carolina	7			30,417,000	21.84%
4	Indiana	3			3,875,000	2.78%
5	Alabama		1		3,900,000	2.80%
6	Missouri	1			2,645,000	1.90%
		21	6	1	139,301,000	100.00%